Exhibit 10.1

[GAP INC. LETTERHEAD]

April 26, 2012

Stefan Larsson

Dear Stefan,

It is our pleasure to offer you a position at Gap Inc. We’re a company driven by passion, innovation and a focus on quality—the same characteristics we look for in our employees. You reflect these values and we feel confident you will find rewarding opportunities with us. We believe this will be both a professionally and personally fulfilling journey for you and your family. We know you’ll make a real difference to our culture, performance and long-term prospects.

This letter (“letter”) sets forth our offer to you to join Gap Inc. as Global President, Old Navy. This position is based in San Francisco. In this position you will report to Glenn Murphy, Chairman & CEO, Gap Inc. You will have responsibility for the management and operation of our Old Navy division in all its locations. This includes responsibility for Old Navy’s P&L, as well as for the design, merchandising, production and other operations of the Old Navy division.

Work Authorization. The Company will sponsor a visa application for you to work in the United States. Included in this application will be a dependent visa that will enable your immediate family to accompany you to live in the United States. You agree to fully cooperate with the Company in the timely filing of the application. The Company will pay for all fees and expenses associated with obtaining your visa and authorization to work for the Company in the United States. Should you wish, the Company will also sponsor you for permanent work authorization (“green card”) in the United States. Once we begin that process, then we will be able to apply for interim work authorization for your spouse. As the Company is not permitted under U.S. law to employ individuals unless they have work authorization, we will need to have that in place before your Start Date. We will work diligently to get that authorization, but of course, we can make no representations regarding the timing or certainty of obtaining valid U.S. work authorizations.

Salary. Your annual salary will be USD $1,000,000 payable every two weeks.

Start Date. Your first day with Gap Inc. (“Start Date”) will be October 29, 2012.

Initial Bonus. You will receive a bonus of $350,000 within 30 calendar days of your Start Date. The amount paid will be treated as supplemental wages for U.S. federal and applicable state income tax withholding purposes. In the event you voluntarily terminate your employment or your employment is terminated for Good Cause or For Cause (both as defined below, and whichever definition is in effect at the time of termination), you will be required to repay within ninety (90) days of your last day of employment 100% of this bonus if the termination occurs within one year of the date you receive this bonus, and 50% of this bonus if termination occurs between one year and two years from the date you receive this bonus.

Annual Bonus. Based on your position, beginning in fiscal 2013 you will be eligible for an Annual Bonus (“Annual Bonus”). You will not be eligible to participate for fiscal 2012. Under the current program, the bonus is based on Gap Inc. and/or Division financial objectives (weighted at 75%) as well as key business goals and individual performance (weighted at 25%); the annual target bonus is 75% of base salary with a maximum opportunity of 150%. Bonus payments are prorated based on active time in position, divisional or country assignment and changes in base salary or incentive target that may occur during the fiscal year. Bonuses for fiscal 2013 are scheduled for payment in March 2014. As with all plan participants, you must be employed by Gap Inc. on the payment date. Management discretion can be used to modify the final award amount.

Stefan Larsson
April 26, 2012

Long-Term Incentive Awards. Your offer includes long-term incentive awards, which give you the opportunity to share in Gap Inc.’s success over time.

Stock Options. The Compensation and Management Development Committee of the Board of Directors (“the Committee”) has approved, subject to the provisions of Gap Inc.’s stock plan, a grant of options to you to purchase 200,000 shares of Gap Inc. common stock on your first day of employment (the “date of grant”). The option price shall be determined by the fair market value of the stock on the date of grant. These options will become vested and exercisable as shown in the schedule below, provided you are employed by Gap Inc. on the vesting date. These options must be exercised within ten years from the date of grant or within three months of your employment termination, whichever is earlier, or you will lose your right to do so.

Option to purchase 50,000 shares vesting on the first anniversary of the date of grant.
Option to purchase 50,000 shares vesting on the second anniversary of the date of grant.
Option to purchase 50,000 shares vesting on the third anniversary of the date of grant.
Option to purchase 50,000 shares vesting on the fourth anniversary of the date of grant.

Stock Awards. The Committee has approved, subject to the provisions of Gap Inc.’s stock plan, a grant of stock awards to you covering 200,000 shares of Gap Inc. common stock on your first day of employment (the “date of grant”). Awards are in the form of units that are paid in Gap Inc. stock upon vesting. The award will become vested as shown in the schedule below, provided you are employed by Gap Inc. on the vesting date. Awards are subject to income tax withholding upon delivery to you of shares of Gap Inc. stock in settlement of your award.

Stock Award of 50,000 shares vesting on the first anniversary of the date of grant.
Stock Award of 50,000 shares vesting on the second anniversary of the date of grant.
Stock Award of 50,000 shares vesting on the third anniversary of the date of grant.
Stock Award of 50,000 shares vesting on the fourth anniversary of the date of grant.

Long-Term Growth Program. Based on your position, you will be eligible to participate in the Long-Term Growth Program that rewards achievement of Gap Inc. and/or Division financial objectives over a three year period. You will not be eligible to participate for the current fiscal 2012-2014 performance cycle. Provided you begin your employment prior to November 1, 2013, you are eligible to participate in the program for the fiscal 2013-2015 performance cycle. Under the current program, your target opportunity to earn performance shares is 100% of your base salary. Depending on results, your actual performance shares, if any, may be higher or lower and can reach a maximum of 300% of target shares. Awards are made in the form of performance shares that are paid in Gap Inc. stock upon vesting. The number of earned performance shares will be determined no later than March 2016. Awards are subject to approval by the Committee and the provisions of Gap Inc.’s stock plan. If the financial objectives are achieved, the award will vest 50% on the date the Committee certifies attainment and 50% one year from the certification date provided you are employed by Gap Inc. on the vesting dates. Awards are subject to income tax withholding upon payment.

You will be eligible for future Long-Term Incentive Awards on the same basis as other senior executives of the Company. However, in light of the equity grants above, you will not be eligible for any stock options in the March 2013 focal review process. All the Long-Term Incentive Awards earned will be paid or become exercisable, if applicable, in accordance with the time and form and other provisions of the applicable award agreement and plan document.

Legal and Financial/Tax Advisor Fees. The Company will reimburse you for all reasonable legal and tax/financial advisor fees and expenses incurred in connection with the negotiation, preparation and execution of this letter not to exceed $50,000 in the aggregate. The reimbursement will be made to your attorney within 45 days of your presentation of non-privileged documentation of services rendered. The amount of the reimbursement will be imputed as income to you upon your Start Date.

Stefan Larsson
April 26, 2012

Financial Counseling Program. To help you achieve your financial goals, we currently offer a financial counseling program through The Ayco Company, L.P., a Goldman Sachs Company. Ayco’s financial counselors have comprehensive information regarding Gap Inc.’s benefit and compensation plan design. You become eligible to participate in the Ayco financial counseling program upon your Start Date. A financial counselor from Ayco will contact you shortly after your Start Date to provide further details of this benefit, including tax implications.

Benefits. Gap Inc. offers a competitive benefits package that includes medical, dental, vision, life and disability insurance. Gap Inc. also offers an Employee Stock Purchase Plan, a 401(k) plan with a generous dollar for dollar company match up to four percent of your pay (limited as provided in the plan), and employee discounts toward merchandise you purchase in our stores as gifts, or for yourself and your eligible dependents. You will be eligible for paid time off on an “as needed” basis for vacation, illness or personal business, subject to business needs; there is no accrual for paid time off. In addition there are seven company-paid holidays. The Company will provide you a summary of benefit programs.

Relocation Support. Gap Inc. will reimburse you for reasonable relocation expenses related to your move from Stockholm, Sweden to the San Francisco, California region in accordance with the Company’s International One-Way Move Policy (“Move Policy”). We have also provided a Relocation Benefits Summary (“Summary”), which is an overview of key aspects of the Move Policy and includes any exceptions to the Move Policy that have been approved for your relocation. In the event of any conflict between the Summary and the Move Policy, the Summary shall prevail. You will have certain obligations to repay the Company for relocation costs in the event of your termination. A payback agreement provides details, and will need to be signed and returned to the Company before any relocation benefits are provided. Should you have any questions with regard to your relocation or require further information, please contact Global Mobility at (415) 427-6887.

Termination/Severance prior to 18 Months following Start Date.

In the event that your employment is involuntarily terminated by the Company for reasons other than Good Cause (as defined below in this section), or you voluntarily terminate your employment for Good Reason (as defined below in this section) prior to the date that is 18 months following your Start Date (“End Date”), the Company will provide you the following after your “separation from service” (as defined in clause (b) in the section at the end of this letter entitled section 409A), provided you sign a general release of claims and such form is furnished to you by no later than 7 days after the date of separation from service and it becomes effective within 45 calendar days after such separation from service (such 45th day, the “Release Deadline):

(1) Your then current salary, at regular pay cycle intervals, for eighteen months commencing in the first regular pay cycle following the Release Deadline (the “severance period”). Payments will cease if you accept other employment or professional relationship with a competitor of the Company (defined as another company primarily engaged in the apparel design or apparel retail business or any retailer with apparel sales in excess of $500 million annually), or if you breach your remaining obligations to the Company (e.g., your duty to protect confidential information, agreement not to solicit Company employees). Payments will be reduced by any compensation you receive (as received) during the severance period from other employment or professional relationship with a non-competitor.

(2) Through the end of the period in which you are receiving payments under paragraph (1) above, if you properly elect and maintain COBRA coverage, payment of a portion of your COBRA premium in a method as determined by the Company. This payment shall be treated as taxable income to you and subject to tax withholding. Notwithstanding the foregoing, the Company’s payment of the monthly COBRA premium shall cease immediately if the Company determines in its discretion that paying such monthly COBRA premium would result in the Company being in violation of, or incurring any fine, penalty, or excise tax under, applicable law (including, without limitation, any penalty imposed for violation of the nondiscrimination requirements under the Patient Protection and Affordable Care Act or guidance issued thereunder).

Stefan Larsson
April 26, 2012

(3) Through the end of the period in which you are receiving payments under paragraph (1) above, reimbursement for your costs to maintain the same or comparable financial counseling program the Company provides to senior executives in effect at the time of your separation from service.

(4) Prorated Annual Bonus for the fiscal year in which the termination occurs, on the condition that you have worked at least 3 months of the fiscal year in which you are terminated, based on actual financial results and 100% standard for the individual component, provided that such proration shall be on no less favorable a basis than provided to other senior level executives. Such bonus will paid in March of the year following termination at the time Annual Bonuses for the year of termination are paid, but in no event, later than the 15th day of the third month following the later of the end of the Company’s taxable year or the end of the calendar year in which such termination occurs.

(5) Accelerated vesting (but not settlement) of restricted stock units (“RSUs”) (excluding any RSUs with performance conditions) scheduled to vest prior to April 1 following the fiscal year of termination, provided that such acceleration shall be on no less favorable a basis than provided to other senior level executives. Shares of the Company stock in settlement of any vested RSUs under this section will be delivered on the applicable regularly scheduled vesting dates.

The payments in (1) through (5) above are taxable income to you and are subject to tax withholding.
The term “Good Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons: (1) your conviction of or plea of nolo contendere to any crimes in which you are charged with theft, fraud or moral turpitude; (2) your engaging in willful gross neglect of duties, including willfully failing or willfully refusing to implement or follow reasonable direction of the Company; or (3) your being in material breach of Gap Inc.’s policies and procedures, including but not limited to applicable provisions of the Code of Business Conduct.

The term “Good Reason” shall mean any of the following that occur without your consent: (1) relocation of your primary work location by more than fifty (50) miles from San Francisco; (2) any reduction in your base salary or target annual bonus percentage opportunity; (3) your ceasing to be the sole Global President of Old Navy; (4) your ceasing to report solely and directly to the CEO; (5) the Company’s material breach of this letter; or (6) the failure by the Company, following your written request to the Company’s General Counsel, to procure and deliver to you reasonably satisfactory evidence of the assumption of this letter by any successor. Before “Good Reason” has been deemed to have occurred, you must give the Company written notice detailing why you believe a Good Reason event has occurred and such notice must be provided to the Company within thirty days of your actual knowledge of the initial occurrence of such alleged Good Reason event. The Company shall then have thirty days after its receipt of written notice to cure the item cited in the written notice so that “Good Reason” will have not formally occur with respect to the event in question. If such item is not cured by the end of such period, you must terminate your employment within 90 days after the expiration of such cure period in order to be treated hereunder as terminating your employment for “Good Reason.”

At any time prior to the End Date, if you voluntarily resign your employment from Gap Inc. for other than Good Reason, or your employment is terminated for Good Cause, you will receive no compensation, payment or benefits after your last day of employment; provided, however you shall continue to be entitled to receive: (i) any earned but unpaid base salary through the date of termination, (ii) any amounts owed and due to you pursuant to the terms and conditions of the benefit and bonus plans of Gap Inc., (iii) any expense reimbursements due to you under applicable Gap Inc. policy and (iv) other payments and benefits, including senior level executive benefits, if any, in accordance with applicable plans, programs and arrangements with Gap Inc. to the extent you are eligible (collectively referred to as “Other Payments”). Your continuing entitlements to indemnification shall be as provided below. If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

Stefan Larsson
April 26, 2012

Termination/Severance following End Date.

In the event that your employment is involuntarily terminated by the Company for reasons other than For Cause (as defined below) after the End Date and before February 13, 2015, the Company will provide you the following after your Separation from Service, provided you sign a general release of claims and such form is furnished to you by no later than 7 days after the date of your separation from service and it becomes effective by the Release Deadline: the compensation and benefits described in subparagraphs (1) through (3) above under Termination/Severance prior to 18 months following Start Date at such times and under the terms and conditions set forth in such subparagraphs, and additional compensation or benefits, if any, as approved by the Committee that are applicable to you, on a no less favorable basis than compensation and benefits provided to other members of the Executive Leadership Team.

The payments in (1) through (3) above are taxable income to you and are subject to tax withholding.

The term “For Cause” shall mean a good faith determination by the Company that your employment be terminated for any of the following reasons: (1) indictment, conviction or admission of any crimes involving theft, fraud or moral turpitude; (2) engaging in gross neglect of duties, including willfully failing or refusing to implement or follow direction of the Company; or (3) breaching Gap Inc.’s policies and procedures, including but not limited to the Code of Business Conduct.

At any time following the End Date, if you voluntarily resign your employment from Gap Inc. or your employment is terminated For Cause, you will receive no compensation, payment or benefits after your last day of employment; provided, however you shall continue to be entitled to receive any Other Payments. If your employment terminates for any reason, you will not be entitled to any payments, benefits or compensation other than as provided in this letter.

Recoupment Policy. As a Global Brand President, the Company’s recoupment policy will apply to you. Under the current policy applicable to the Company’s senior executives, subject to the discretion and approval of the Board, the Company will, to the extent permitted by governing law, in all appropriate cases as determined by the Board, require reimbursement and/or cancellation of any bonus or other incentive compensation, including stock-based compensation, awarded to an executive officer or other member of the Company’s executive leadership team where all of the following factors are present: (a) the award was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, (b) in the Board’s view, the executive engaged in fraud or intentional misconduct that was a substantial contributing cause to the need for the restatement, and (c) a lower award would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover the individual executive’s entire annual bonus or award for the relevant period, plus a reasonable rate of interest.

Stock Ownership. Under Company policy, you are required to comply with certain stock ownership requirements as determined by the Board. Under current policy, you are required to own 75,000 shares in a permissible form of ownership within five years of your Start Date. Detailed information on stock ownership requirements is available at www.gapinc.com/content/gapinc/html/investors/governance.

No Conflicts with this Offer/Representations. You represent and warrant that you do not have any agreements, obligations, relationships or commitments to any other person or entity that conflicts with accepting this offer or performing your obligations of this position. You further represent that the credentials and information you provided to Gap Inc. (or its agents) related to your qualifications and ability to perform this position are true and correct.

Proprietary Information or Trade Secrets of Others. You agree that prior to your first day of employment with Gap Inc. you will return all property and confidential information, including trade secrets, belonging to all prior employers. You further agree that you will not disclose to us, or use, or persuade any Gap Inc. employee to use, any proprietary information or trade secrets of another person or entity.

Stefan Larsson
April 26, 2012

Abide by Gap Inc. Policies/Protection of Gap Inc. Information. You agree to abide by all Gap Inc. policies including, but not limited to, policies contained in the Code of Business Conduct. You also agree to abide by the Confidentiality and Non-Solicitation terms below during and after your employment with Gap Inc.

Insider Trading Policies. Based on the level of your position, you will be subject to Gap Inc.’s Securities Law Compliance Manual, which among other things places restrictions on your ability to buy and sell Gap Inc. stock and requires you to pre-clear trades. This position will subject you to the requirements of Section 16 of the United States Securities Exchange Act of 1934, as amended. In addition, this position will result in your compensation being publicly disclosed in accordance with United States Securities and Exchange rules. You will receive additional information, including a copy of the Securities Law Compliance Manual, shortly after your first day of employment. If you wish to obtain additional information, or have questions about the compliance manual, you may contact Gap Inc. Global Equity Administration at (415) 427-8478.

Indemnification. The Company shall indemnify you to the maximum extent permitted by applicable law and the Company’s bylaws with respect to your employment hereunder and you shall also be covered under a directors and officers liability insurance policy(ies) paid for by the Company during your employment hereunder. The Company shall maintain directors and officers liability insurance for your benefit on terms and conditions generally applicable to the Company’s other senior executives. The Company’s obligations under this paragraph are only for acts and omissions by you while you are employed by the Company under the terms of this letter but, with respect to such acts and omissions, shall survive termination of your employment and also termination or expiration of this letter.

Confidentiality. You acknowledge that you will be in a relationship of confidence and trust with Gap Inc. As a result, during your employment with Gap Inc., you will acquire “Confidential Information,” which is information (whether in electronic or any other format) that people outside Gap Inc. never see, such as unannounced product information or designs, business or strategic plans, financial information and organizational charts, and other materials. For the sake of clarity, Confidential Information shall not include information that becomes generally known to the public or within the retail apparel industry other than as a result of your violation of this letter.

You agree that you will keep the Confidential Information in strictest confidence and trust. You will not, without the prior written consent of Gap Inc.’s General Counsel, directly or indirectly use or disclose to any person or entity any Confidential Information, during or after your employment, except as is necessary in the ordinary course of performing your duties while employed by Gap Inc., or if required to be disclosed by order of a court of competent jurisdiction, administrative agency or governmental body, or by subpoena, summons or other legal process, provided that prior to such disclosure, Gap Inc. is given reasonable advance notice of such order and an opportunity to object to such disclosure. Anything herein to the contrary notwithstanding, you shall be entitled to retain the following personal items, to the extent such personal items do not contain Confidential Information: (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing your compensation or relating to reimbursement of expenses, (iii) information that you reasonably believe may be needed for tax purposes, and (iv) copies of plans, programs and agreements relating to your employment, or termination thereof, with Gap Inc.

You agree that in the event your employment terminates for any reason, you will immediately deliver to Gap Inc. all company property, including all documents, materials or property of any description, or any reproduction of such materials, containing or pertaining to any Confidential Information.

Non-Solicitation of Employees. In order to protect Confidential Information, you agree that so long as you are employed by Gap Inc., and for a period of one year thereafter, you will not directly or indirectly, on behalf of yourself, any other person or entity, solicit, call upon, recruit, or attempt to solicit any of Gap Inc.’s employees or in any way encourage any Gap Inc. employee to leave their employment with Gap Inc. For this purpose, advertisements for employment that do not directly or indirectly identify you that are placed in newspapers of general circulation will not be considered solicitation. Gap Inc. agrees that (a) your responding to an unsolicited request from any former employee of Gap Inc. for advice on general employment matters, and (b) your responding to an unsolicited request for an employment reference regarding any former employee of Gap Inc. by providing a general reference setting forth your personal views about such former employee, in and of themselves, shall not be

Stefan Larsson
April 26, 2012

deemed a violation of this paragraph. Gap Inc. further agrees that it shall not be a violation of this paragraph for any subsequent employer with whom you become affiliated to hire any former employee of Gap Inc. if you are not involved (directly or through contacts with others) in hiring or identifying such former employee as a potential recruit or in assisting in, or counseling others concerning, the recruitment of such former employee. You agree that during your employment and for a period one year thereafter, you will not directly or indirectly, on behalf of yourself, any other person or entity, interfere or attempt to interfere with Gap Inc.’s relationship with any person who was an employee, consultant, customer or vendor or otherwise has or had a business relationship with Gap Inc. during the 12-month period preceding your date of termination; provided, however, nothing in this sentence shall prevent you from becoming employed by a company engaged in the retail clothing business so long as you are otherwise in compliance with the terms of this letter, including but not limited to, the Confidentiality section above.

Non-disparagement. You agree now, and after your employment with the Gap Inc. terminates not to, directly or indirectly, disparage Gap Inc. in any way or to make negative, derogatory or untrue statements about Gap Inc., its business activities, or any of its directors, managers, officers, employees, affiliates, agents or representatives to any person or entity. The foregoing shall not apply to statements you make to members of your immediate family or your legal, tax or financial advisors, provided that such persons must agree not to repeat such statements and agree to be bound by this section. Notwithstanding anything herein to the contrary, nothing in this paragraph shall prevent you from (i) responding publicly and truthfully to statements about you by Gap Inc. or its agents which you reasonably believe to be incorrect, disparaging or derogatory to the extent reasonably necessary to correct or refute such statement or (ii) making any truthful statement to the extent (A) necessary with respect to any litigation, arbitration or mediation involving this letter, including, but not limited to, the enforcement of this letter or (B) required by law or by any court, arbitrator, mediator or administrative or legislative body with apparent jurisdiction to order you to disclose or make accessible such information.

Cooperation. Following termination of your employment for any reason, you shall reasonably cooperate with, assist and provide information to Gap Inc. concerning any matters about which you have knowledge because of your prior employment with Gap Inc. or your prior involvement as an officer or director of Gap Inc. Such assistance and cooperation will be scheduled at times and locations personally convenient for you and not inconsistent with the responsibilities you may have with subsequent employment or rendering of services, except where such scheduling is unreasonable or impracticable (giving the needs of both parties equal weight) under all of the circumstances. Gap Inc. shall pay, or reimburse you, for reasonable, out-of-pocket costs incurred by you in providing such assistance (e.g., reasonable travel costs and reasonable legal fees).

Public Announcement of Employment. Gap Inc. will review with you before its release any press release it issues regarding your agreement to and commencement of employment with Gap Inc.

Section 409A. The parties hereto intend that all payments and benefits to be made or provided to you hereunder and under any Plan (as defined in clause (g) below) either will be exempt from, or will be paid or provided in compliance with, all applicable requirements of Section 409A (as defined in clause (g) below), and the provisions of this letter and of each Plan (to they extent they relate to your entitlements under such Plan) shall be construed and administered in accordance with such intent. In furtherance of the foregoing, the provisions set forth below shall apply notwithstanding any other provision in this letter, or (where applicable) any provision in any Plan, to the contrary. Notwithstanding anything in this letter or elsewhere to the contrary, all taxes, costs and interest imposed under Section 409A are solely your responsibility.

a) All payments to be made to you hereunder or under any Plan, to the extent they constitute a deferral of compensation subject to the requirements of Section 409A (after taking into account all exclusions applicable to such payments under Section 409A), shall be made no later, and shall not be made any earlier, than at the time or times specified herein, or in such Plan, for such payments to be made, except as otherwise permitted or required under Section 409A.

b) The date of your "separation from service", as defined in Section 409A (and as determined by applying the default presumptions in Treas. Reg. §1.409A-1(h)(1)(ii)), shall be treated as the date of your termination

Stefan Larsson
April 26, 2012

of employment for purposes of determining the time of payment of any amount that becomes payable to you hereunder and under any Plan upon your termination of employment and that is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A.

c) To the extent any payment otherwise required to be made to you hereunder or under any Plan on account of your separation from service is properly treated as a deferral of compensation subject to Section 409A after taking into account all exclusions applicable to such payment under Section 409A, and if you are a "specified employee" under Section 409A at the time of your separation from service, then such payment shall not be made prior to the first business day after the earlier of (i) the expiration of six months from the date of your separation from service, or (ii) the date of your death (such first business day, the

“Delayed Payment Date”). On the Delayed Payment Date, there shall be paid to you or, if you have died, to your estate, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence. All other payments not subject to such delay shall be paid in accordance with their terms determined without regard to this subsection (c).

d) In the case of any amounts payable to you under this letter, or under any Plan, that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), your right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

e) To the extent that the reimbursement of any expenses eligible for reimbursement or the provision of any in-kind benefits under any provision of this letter or under any Plan would be considered deferred compensation under Section 409A (after taking into account all exclusions applicable to such reimbursements and benefits under Section 409A): (i) reimbursement of any such expense shall be made by the Company as soon as practicable after such expense has been incurred, but in any event no later than December 31st of the year following the year in which you incur such expense; (ii) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (iii) the your right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

f) The parties will cooperate in good faith to the extent necessary to comply with all applicable requirements of, and to avoid the imposition of any additional tax, interest and penalties under, Section 409A in connection with the benefits and payments to be provided or paid to you hereunder or under such Plan. Without limiting the last sentence of the introductory paragraph under the heading Section 409A (relating to your responsibility for liabilities under Section 409A), any necessary modification of such payments or benefits to comply with Section 409A shall maintain the original intent and economic benefit to you of the applicable provision of this letter or such Plan (except as would materially increase the cost thereof to the Company) to the maximum extent possible without violating any applicable requirement of Section 409A.  Any necessary modification to the terms of any Plan may be made by means of a separate written agreement between the Company and you so as to limit the applicability of such modification to just the payments or benefits to be provided to you under such Plan.

g) For purposes of the subsections (a) through (f) above, the following terms shall have the following meanings:

(1) “Plan” shall mean any plan, program, agreement (other than this letter) or other arrangement maintained by the Company or any of its affiliates that is a “nonqualified deferred compensation plan” within the meaning of Section 409A and under which any payments or benefits are to be made or provided to you, to the extent they constitute a deferral of compensation subject to the

Stefan Larsson
April 26, 2012

requirements of Section 409A after taking into account all exclusions applicable to such payments under Section 409A.

(2) “Section 409A” shall mean section 409A of the Internal Revenue Code of 1986, as amended, the regulations issued thereunder and all notices, rulings and other guidance issued by the Internal Revenue Service interpreting same.

Employment Status. You understand that your employment is “at-will”. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way. You are free to resign at any time. Similarly, Gap Inc. is free to terminate your employment at any time for any reason. The only way your at-will status can be changed is if you enter into an express written contract with Gap Inc. that contains the words “this is an express contract of employment” and is signed by an officer of Gap Inc.

The Company may from time to time change its compensation and benefit programs. In such instances, you will be eligible for such programs at a level no less favorable than the members of the Executive Leadership Team.

The laws of the State of California shall govern the terms of this letter. In the event of any dispute between the parties regarding this letter, each party shall bear its, or his, own costs, including legal fees, associated with the settlement of the dispute including costs of litigation or arbitration.

Please note that except for those agreements or plans referenced in this letter, this letter contains the entire understanding of the parties with respect to this offer of employment and supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) with respect to this offer of employment. The invalidity or unenforceability of any provision or provisions of this letter shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect. Anything herein to the contrary notwithstanding, all provisions of this letter necessary to carry out the intention of the parties including, without limitation, those relating to Termination/Severance and Confidentiality, both prior to and following the End Date, shall survive termination of your employment and also termination or expiration of this letter.

Stefan, it is our pleasure to extend this offer. We look forward to working with you.

Yours sincerely,

/s/ Eva Sage-Gavin
_______________________________________
Eva Sage-Gavin
Executive Vice President,
Global Human Resources & Corporate Affairs
Gap Inc.

Agreed on this 27th day of April, 2012

/s/ Stefan Larsson
_________________________________________
Stefan Larsson